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                                                                   EXHIBIT 10.13

STATE OF TEXAS

COUNTY OF DALLAS

                                COMMERCIAL LEASE

         This lease is entered into, in the presence of the subscribing witnesses, by:

         PHILIP R. THOMAS, whose Tax Identification Number is ###-##-####, and WAYNE HEIRTZLER THOMAS, born Heirtzler, whose Tax Identification Number is ###-##-####, husband and wife domiciled in East Feliciana Parish, whose present mailing address is Route 2, Box 2300, Ethel, LA 70730; hereinafter referred to collectively as "OWNER";

who declared that they lease to:

         THE THOMAS GROUP, INC., whose Tax Identification Number is 72-0843540, a Delaware corporation domiciled and doing business in East Feliciana Parish, authorized to do business in the State of Louisiana, represented herein by ROBERT C. PEARSON, one of its Vice Presidents and the Chief Financial Officer, duly authorized, and whose present mailing address is Route 2, Box 2300, La. Hwy. 956, Ethel, LA 70730, hereafter referred to as "LESSEE";

the following described property:

         A certain tract or parcel of land thereon containing 10.00 acres in
         Section 65, Township 3 South, Range 1 East, Greensburg Land District, East Feliciana Parish, Louisiana, and being more particularly shown as LOT "A" according to a "Plat showing [the] resubdivision of the 100.42 acre (called 100.00 acre) L(ouis) Andrus tract in Sec. 65, T-3-S, R-1-E, GLD into [a] 10.00 acre LOT "A" and [a] 90.42 acre LOT "B" for Philip R. Thomas," by Walter C. Snyder, Registered Land Surveyor, which said plat of resubdivision is filed of record at Entry No. 130433, of the official conveyance records of the Parish of East Feliciana; AND

         A 20.00 acre portion of a tract of land containing 90.42 total acres in
         Section 65, Township 3 South, Range 1 East, Greensburg Land District, East Feliciana Parish, Louisiana, and being more particularly shown as a measured portion of LOT "B" containing 20.00 acres according to a "Plat showing [the] resubdivisions of the 100.42 acre (called 100.00 acre) L(ouis) Andrus tract in Sec. 65, T-3-S, R-1-E, GLD into [a] 10.00 acre LOT "A" and [a] 90.42 acre LOT "B" for Philip R. Thomas, REVISED 1-17-94 TO SHOW IMPROVEMENTS ON LOT A AND [A] 20.00 AC LEASE SITE ON TRACT B" by Walter C. Snyder, Registered Land Surveyor, which said plat of resubdivision is filed of record at Entry No. 130433, of the official conveyance records of the Parish of East Feliciana; a copy of which revised plat is attached hereto, marked Exhibit "A", WITH THE LEASE ACREAGE OUTLINED IN RED THEREON.

hereafter referred to as "The Premises," or "The Lease Premises." It being the intention of the parties hereto that the premises shall contain 30.00 total acres.

1.       USE OF THE PREMISES

         1.1 LESSEE'S USE. LESSEE may use the premises as a training center and conference center for executive officers and other business persons, as well as for construction of buildings and other housing for personnel and trainees, and for related purposes, including but not limited to landscaping and beautification.

         1.2.1 OWNER'S USE. OWNER may enter those portions of the premises which are not in use by LESSEE, and may use those portions in any way which does not interfere with Lessee's use of the premises.
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         1.2.2    MINERALS. LESSEE's rights shall be subordinate to OWNER's
                  right to grant mineral leases of the property and otherwise utilize the property for mineral purposes, including the transfer of mineral or royalty interests therein and utilization of the property with other lands for mineral purposes; however, in utilization of any such rights, OWNER shall have no right to use or disturb the surface of the premises without Lessee's consent.

2. TERM OF LEASE. This lease is for a term of twenty-five (25) years, beginning on JANUARY 1, 1994, and ending on DECEMBER 31, 2019, subject to the limitations, terms and conditions set forth hereafter.

         2.1 The LESSEE shall have the option to renew this lease for an additional fifteen (15) years after November 20, 2016, provided that OWNER shall not have exercised the option set forth at paragraph 14. LESSEE must provide notice to OWNER and LESSEE will in good faith negotiate the rental for the option period. Failure to agree upon a rental for the option period will cause this lease to be renewed for a five (5) year period beginning November 21, 2016, at a rental rate of $18,000.00 per year.

         2.2 If LESSEE fails to exercise this option to renew, the lease shall terminate.

         2.3 Upon termination of this lease on November 20, 2016, or at the expiration of the renewal option period if said option is exercised by LESSEE, all leasehold improvements placed on the premises by LESSEE at any time and remaining on the premises at the termination of this lease will revert to the OWNER or OWNER'S estate.

3. RENTAL. LESSEE shall pay as rental $6,000.00 annually, payable on or before JANUARY 2, 1994, and on the same succeeding date thereafter.

4. MAINTENANCE OF THE PREMISES. LESSEE acknowledges that the premises are in good condition, accepts the premises in such condition and agrees to keep them in such condition during the term of the lease and to deliver them to OWNER in such condition at the termination of the lease.

5. ADDITIONS TO THE PREMISES. LESSEE may make additions to the premises, including structures for housing the activities of LESSEE under this lease. All such improvements shall become the property of OWNER at termination of the lease without further cost to OWNER, except as provided in Paragraph 14 hereafter. In case of fire or other casualty or accident which wholly or partially destroys any additions, LESSEE shall rebuild such additions as quickly as practicable, and shall not be entitled to any reduction or remission of rentals during the period of any rebuilding or construction.

6. DAMAGES AND INJURES; WAIVER AND ASSUMPTION OF LIABILITY. OWNER shall not be responsible for any damage to LESSEE or to any other person whatever or for any other loss, injury or damage arising out of the leased premises or this lease. LESSEE shall hold OWNER free from any responsibility for injury or damages to LESSEE or to any other person and to any property of LESSEE or any other person arising from the condition, state of repair, upkeep or maintenance of the leased premises, or lack thereof, including that resulting from any vice or defect of the premises, whether such damage occurs on or off the leased premises. LESSEE assumes all such liability and shall indemnity and hold OWNER free from any liability for any such damages or injuries, including any attorney's fees and costs in defending claims resulting from such damages or injuries.

7. ASSIGNMENT AND SUBLEASE. LESSEE may not sublease the premises without OWNER's written consent, but may assign this lease. In the event of such an assignment, LESSEE shall remain liable to OWNER for all obligations of LESSEE under this lease, and the assignee shall become an additional LESSEE for all purposes under this lease.

8.       INSURANCE AND TAXES.

         8.1 LIABILITY INSURANCE. LESSEE shall furnish a certificate of insurance showing a policy of comprehensive liability insurance in effect at all times during the term of this lease, with policy



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                  limits of not less than $3,000,000.00 per occurrence for
                  personal injury and property damage liability, covering all liabilities assumed by LESSEE herein, and naming OWNER[s] as additional insureds under the policy and providing in the policy that OWNER will be notified in advance in the event of a cancellation or suspension of the policy.

         8.2 PROPERTY DAMAGE INSURANCE. LESSEE shall carry comprehensive property damage insurance, including fire, windstorm, tornado, explosion and general risk insurance, up to the full insurable value of all improvements placed on the leased premises.

         8.3 WORKERS COMPENSATION. LESSEE shall carry workers' compensation insurance in not less than the minimum amount necessary to meet the requirements of the Louisiana workers' compensation laws.

         8.4 AD VALOREM TAXES. LESSEE shall pay all ad valorem taxes on the leased premises and any improvements thereto.

         8.5 FAILURE TO MAINTAIN INSURANCE. In addition to any other provision or remedy provided herein, if LESSEE fails to obtain or maintain any insurance required by this lease, or pay any taxes or other assessments required by this lease, OWNER shall have the option, after fifteen (15) days' written notice to LESSEE, to obtain such insurance or pay such taxes or assessments at LESSEE's cost. Any sums so advanced shall be secured as rentals due under the terms of this lease and shall bear interest at the rate of 12% per annum from the date of the advance.

9. UTILITIES. LESSEE shall pay all charges for utility service to the premises.

10.      DEFAULT.

         10.1 The following actions or inactions by LESSEE shall constitute a default under this lease:

                  10.1.1 Violation of any covenant, condition or obligation of this lease;

                  10.1.2 Disontinuance of use of the premises for the purpose for which leased, or failure to actively conduct the business intended under this lease on the leased premises;

                  10.1.3 Failure to promptly pay rentals, to provide insurance required, to pay insurance premiums, or to pay utility bills or other expenses or obligations of LESSEE under this lease;

                  10.1.4 Adjudication of LESSEE as a bankrupt, or appointment of a receiver or syndic to take charge of the property or any portion thereof;

                  10.1.5   Placement of LESSEE in receivership;

                  10.1.6 Insolvency of LESSEE, or failure of LESSEE in business;

                  10.1.7 Use of the premises or any portion thereof for any unlawful purpose;

                  10.1.8 Commission or tolerating the commission of any nuisance or act of waste, or of any act punishable by penalty, fine or imprisonment under the laws of East Feliciana Parish, the State of Louisiana or the United States.

         10.2     In the event of default, OWNER, at OWNER's option, may:

                  10.2.1 Accelerate the rental for the whole of the unexpired term, which rental shall become immediately due;


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                  10.2.2   Immediately cancel this lease;

                  10.2.3 Proceed for collection of past due installments only, reserving OWNER's right to later proceed for collection of the remaining installments; or

                  10.2.4 Re-enter the premises and lease them for such price and on such terms as may be immediately obtainable, in OWNER's discretion, and apply the net amount realized to payment of rent due by LESSEE.

         10.3 If OWNER elects to accelerate the rental for the unexpired term of the lease, then OWNER, at OWNER's option, shall have the further option to re-enter the premises and to attempt to lease them for such rental and on such terms as OWNER may be able to obtain, in reduction of the amount due OWNER, or, if OWNER is unable to lease the premises, to let the premises on a month-to-month basis, and credit the net amount realized on the payment of the rental due for the full unexpired term of the lease, reserving the right to sue thereafter for any balance remaining due after credit for the rental actually received or estimated to be received. Any balance thus due shall be considered rental due under this lease, and shall be secured by lessor's lien and privilege, with the right of sequestration. Exercise of this right of re-entry and privilege to re-let shall not prejudice OWNER's right to hold LESSEE responsible for any amount due under this lease in excess of the amount for which the property is re-let.

         10.4 If LESSEE fails or refuses to permit OWNER to re-enter the premises, OWNER may evict LESSEE according to Louisiana law, including but not limited to applicable provisions of the Louisiana Code of Civil Procedure, Articles 4701-4735, without forfeiting any of OWNER's rights under the other terms of this lease, and OWNER may at the same time or subsequently sue for any money due or to enforce any other rights of OWNER.

         10.5 In the event it becomes necessary for OWNER to evict LESSEE or to cancel the lease, LESSEE hereby waives the five (5) day notice to vacate the leased premises provided by Louisiana Code of Civil Procedure Article 4701, and consents to the immediate institution of eviction proceedings by OWNER in accordance with Chapter 2 of Title XI of the Louisiana Code of Civil Procedure. In either case, LESSEE shall nevertheless remain responsible for all damages or losses suffered by OWNER. LESSEE also waives any requirement for putting in default for any breach of this lease, except as otherwise provided herein.

         10.6 Failure to strictly and promptly enforce the conditions set forth above shall not operate as a waiver of OWNER's rights. OWNER reserves the right to enforce prompt payment of rent or to terminate this lease regardless of any indulgences or extensions previously granted. OWNER's acceptance of any rentals in arrears, or after institution of suit shall not constitute a waiver of notice or suit, or of any other rights of OWNER.

11. ATTORNEY'S FEES. Should it become necessary for either party to employ an attorney to enforce any claim or protect any right of either party arising from this lease, the party whose action or inaction necessitates such employment shall pay, in addition to any other charges or amounts due by that party, a reasonable attorney's fee.

12. CHANGES IN LEASE. No change or modification of this lease shall be binding unless evidenced by an agreement in writing signed both by OWNER and LESSEE.

13. NOTICES. All notices required to be given under this lease shall be in writing sent by certified or registered mail, or by private express courier, or by facsimile (followed by written confirmation delivered per one of the other enumerated delivery methods), addressed to the parties at their respective addresses set forth at the beginning of this lease, or at any change of address given to either party by the other in writing.


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14.      OWNER'S OPTION TO BUY OUT LEASE.

         14.1 After nine (9) years from the date of this lease, OWNER may, by giving one (1) year's notice to LESSEE, purchase LESSEE's rights under this lease, and terminate the lease, on the following terms and conditions:

                  14.1.1 The price for such buy-out shall be the fair market values of all leasehold improvements placed on the premises by LESSEE.

                  14.1.2   After receiving written notice, LESSEE shall have one
                           (1) year in which to vacate the premises. All improvements to the premises shall become the property of OWNER.

15. SUCCESSION IN TITLE. This lease binds each of the parties and their respective heirs, successors and assigns. All of the terms hereof, including the provisions against sublease, apply to any persons or legal entitles claiming by or through either party.

         THUS DONE AND SIGNED by the parties in duplicate originals on _____________________, 1993 at Irving, Texas, in the presence of the subscribing witnesses.

WITNESSES:

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                                               PHILIP R. THOMAS, OWNER

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                                            WAYNE HEIRTZLER THOMAS, OWNER